Exhibit 99.1

Investor Contact:	Mark Haden
Bunge Limited
914-684-3398
Mark.Haden@Bunge.com

Media Contact:	Stewart Lindsay
Bunge Limited
914-684-3369
Stewart.Lindsay@Bunge.com

BUNGE TERMINATES MERGER AGREEMENT
WITH CORN PRODUCTS

November 10, 2008, White Plains, NY — Bunge Limited (NYSE: BG) today announced that its Board of Directors has voted to terminate the June 21, 2008 merger agreement between Bunge and Corn Products International, Inc. (NYSE: CPO), citing the decision of the Corn Products Board to withdraw its recommendation of support for the merger agreement with Bunge.

“We remain disappointed with the decision of the Corn Products Board to withdraw its recommendation of the merger.  While we continue to believe in the long-term strategic benefits of a merger between Bunge and Corn Products, after careful consideration we have determined that it would not be in the best interests of our company or shareholders to pursue the transaction at this time,” said Alberto Weisser, Bunge Limited’s Chairman and Chief Executive Officer. “Moving forward, Bunge will continue to pursue its strategy of investing for growth in its core businesses and in complementary value chains.”

Under the terms of the merger agreement, Corn Products is obligated to reimburse Bunge for up to $10 million of its costs and expenses incurred in connection with the transaction.

About Bunge

Bunge Limited (www.Bunge.com, NYSE: BG) is a leading global agribusiness and food company founded in 1818 and headquartered in White Plains, New York.  Bunge’s over 22,000 employees in over 30 countries enhance lives by improving the global agribusiness and food production chain.  The company supplies fertilizer to farmers in South America, originates, transports and processes oilseeds, grains and other agricultural commodities worldwide, produces food products for commercial customers and consumers, and supplies raw materials and services to the biofuels industry.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements.  All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities.  We have tried to identify these forward-looking statements by using words including “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue” and similar expressions.  These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these forward-looking statements.  The following important factors, among others, could affect our business and financial performance: our ability to complete, integrate and benefit from acquisitions, divestitures, joint ventures and strategic alliances; estimated demand for the commodities and other products that we sell and use in our business; industry conditions, including the cyclicality of the agribusiness industry and unpredictability of the weather; agricultural, economic and political conditions in the primary markets where we operate; and other economic, business, competitive and/or regulatory factors affecting our business generally.  The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

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